UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

Bank of Commerce Holdings
(Exact name of registrant as specified in charter)

California (State or other jurisdiction of incorporation or organization)	94-2823865 (IRS Employer Identification Number)

1901 Churn Creek Road Redding, California (530) 722-3945 (Address of principal executive offices)	96002 (Zip code)

Bank of Commerce Holdings 2008 Stock Option Plan
(Full title of the plan)

Linda J. Miles
Executive Vice President and Chief Financial Officer
Bank of Commerce Holdings
1901 Churn Creek road
Redding, California 96002
(530) 722-3955
(Name, address, including zip code, and telephone
number, including area code, of agent for service)

Copies to:
Bruce Dravis
Downey Brand Attorneys, LLP
555 Capital Mall, 10th Floor
Sacramento, California
(916) 444-1000 Ext 6280

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
	Amount	Maximum	Maximum
Title Of Each Class of Securities	To Be	Offering Price	Aggregate	Amount Of
To Be Registered	Registered	Per Unit	Offering Price	Registration Fee
Common stock, No par value	620,000 shares (1)	$11.06(2)	$6,857,200.00	$210.52

(1)	Pursuant to Rule 416 under the Securities Act of 1933, this registration statement covers additional securities that may be issued as a result of stock splits, stock dividends or similar transactions.

(2)	Determined in accordance with Rule 457(h) based on the close of business price on Bank of Commerce Holdings common stock for May 14, 2007, as reported on the Nasdaq National Market.

     This registration statement shall become effective immediately upon filing with the Securities and Exchange Commission in accordance with Section 8(a) of the Securities Act of 1933 and Rule 462 thereunder.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.    Incorporation of Documents by Reference.
     The following documents filed by Bank of Commerce Holdings with the Securities and Exchange Commission (the “Commission”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference. All documents were filed with the Commission under File No. 0-25135.
•	Bank of Commerce Holdings Annual Report on Form 10-K for the year ended December 31, 2006, including information specifically incorporated by reference into the Form 10-K from Bank of Commerce Holdings 2006 Annual Report to Stockholders and Bank of Commerce Holdings definitive Notice and Proxy Statement for the Bank of Commerce Holdings 2007 Annual Meeting of Stockholders;
•	Bank of Commerce Holdings Quarterly Report on Form 10-Q for the quarter ended March 31, 2007;
     All documents filed by Bank of Commerce Holdings with the Commission pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment that indicates all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of such filing. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.
Item 4.    Description of Securities.
     Not applicable.
Item 5.    Interests of Named Experts and Counsel.
     Not applicable.
Item 6.    Indemnification of Directors and Officers.
     Section 317 of the California General Corporation Law provides for the indemnification of officers, directors and other corporate agents, subject to limited exceptions, against liabilities rising by reason of their status or services as an officer, director or corporate agent. The indemnification law of the State of California generally allows indemnification in matters not involving the right of the corporation, to an agent of the corporation if such person acted in good faith and in a manner such person reasonably believed to be in the best interests of the corporation, and in the case of a criminal matter, had no reasonable cause to believe the conduct of such person was unlawful. California law, with respect to matters involving the right of a corporation, allows indemnification of an agent of the corporation, if such person acted in good faith, in a manner such person believed to be in the best interests of the corporation and its shareholders; provided that there shall be no indemnification for (i) amounts paid in settling or otherwise disposing of a pending action without court approval, (ii) expenses incurred in defending a pending action which is settled or otherwise disposed of without court approval, (iii) matters in which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which the proceeding is or was pending shall determine that such person is entitled to be indemnified or (iv) other matters specified in the California General Corporation Law.
     Section 12 of Article III of the Registrant’s bylaws (Exhibit 3.2) provides for indemnification of the Registrant’s directors, officers, employees and other agents of the Registrant to the extent and under the circumstances permitted by the California General Corporation Law. The Registrant’s bylaws also provide that the Registrant shall have the power to purchase and maintain insurance covering its directors, officers and employees against any liability asserted against any of them and incurred by any of them, whether or not the Registrant would have the power to indemnify them against such liability under the provisions of applicable law or the provisions of the Registrant’s bylaws.

Item 7.    Exemption from Registration Claimed.
        Not applicable.
Item 8.    Exhibits.
        See Exhibit Index.
Item 9.    Undertakings.
(a)	The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
(A)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the Registration Statement as of the date the filed prospectus was deemed part of and included in the Registration Statement; and
(B)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:
The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Redding, State of California, on May 25, 2007.

Bank of Commerce Holdings
By:	/s/ Michael C. Mayer
Michael C. Mayer
President & Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on May 25, 2007 by the following persons in the capacities indicated:

/s/ Michael C. Mayer Michael C. Mayer	President & Chief Executive Officer (Principal Executive Officer)

/s/ Linda J. Miles Linda J. Miles	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

HARRY L. GRASHOFF, JR.	DAVID SCOTT
ORIN N. BENNETT	LYLE TULLIS
WELTON L. CARREL
RUSSELL L. DUCLOS JOHN C. FITZPATRICK		A majority of the Board of Directors*
KENNETH R. GIFFORD, JR.
JON HALFHIDE

EXHIBIT INDEX

Number	Description
5	Opinion regarding legality of securities to be issued

23.1	Consent of Downey Brand Attorneys, LLC (included in exhibit 5.1)

23.2	Consent of Moss Adams, LLC

24	Powers of Attorney.